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EXHIBIT 23

Consent of Independent Auditors



The Board of Directors
Airgas, Inc.

We consent to incorporation by reference in the registration statement (No. 333-60999) on Form S-8 of Airgas, Inc. of our report dated March 12, 2001 relating to the statements of financial position of the Airgas, Inc. 1998 Employee Stock Purchase Plan as of December 31, 2000 and 1999, and the related statements of changes in participants' equity for the years ended December 31, 2000 and 1999 and the period from August 5, 1998 (inception) to December 31, 1998 which report is included in the December 31, 2000 Annual Report on Form 11-K of the Airgas, Inc. 1998 Employee Stock Purchase Plan.



KPMG LLP


Philadelphia, Pennsylvania
March 20, 2001